Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Announces Filing of Annual Report

VIRGINIA BEACH, VA – October 21, 2009 – Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), previously reported financial results for the twelve months ended June 30, 2009 with the Securities and Exchange Commission. This report is designed to provide additional commentary on the reported results as well as provide additional information related to the Company.

For the year ended June 30, 2009, the Company’s total operating income was $1,827,000, a $270,000 (12.9%) decrease from $2,097,000 of total operating income for the year ended June 30, 2008. This decrease was primarily attributable to a decrease in interest income from debt securities due to the sale of a portfolio company and interest income from cash and cash equivalents due to (i) a significant decrease in average cash balances in fiscal year 2009 over the comparable period in 2008 and (ii) a decrease in overall interest rates.

Total operating expenses decreased from $2,406,000 for the year ended June 30, 2008 to $2,296,000 reported for the year ended June 30, 2009. The operating expenses for the year ended June 30, 2009 included a one-time expense of $113,000 representing financing costs related to the $16.1 million refinancing of Waterside’s SBA debentures. Operating expenses have decreased by $223,000 compared to June 30, 2008, excluding the one time expense related to the redemption of SBA debentures. The decrease was attributable to a reduction in interest expense due to the refinance of the Company’s $16,100,000 SBA debentures at a lower interest rate. This was partially offset by the expense associated with the Company contracting with two individuals in March 2009 to advise and evaluate strategic alternatives available to the Company in order to enhance and preserve shareholder value.

In June 2009, the Company realized a partial loss on portfolio company Virginia Debt Acquisition, LLC of $ 413,000. The overall net realized loss on the investment portfolio for the year ended June 30, 2009 was $958,000.

The overall net unrealized depreciation on the investment portfolio of $577,000 for the year ended June 30, 2009 involved eight portfolio companies.

The Company’s stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) decreased to $2,004,000 or a $1.05 loss per share for the twelve months ended June 30, 2009, compared to a decrease of $2,142,000 or $1.12 loss per share for the twelve months ended June 30, 2008. The per share performance was calculated using shares outstanding of 1,915,548 for each period ended.

At June 30, 2009, the Company’s loans and investments at fair value totaled $18.2 million compared to the $20.9 million reported at June 30, 2008. For fiscal year 2009, the Company made additional debt and equity investments in three existing portfolio companies totaling $0.9 million. In addition, the Company received proceeds from the sale of investments, principal collected on debt securities, return of capital on equity securities and proceeds from collection of notes receivables of $2.5 million. This compared to the Company’s funding $5.9 million in new investments in 2008 and receiving proceeds from the sales of investments, principal collected on debt securities, return of capital on equity securities and proceeds from collection of notes receivable of $5.2 million. The net asset value of the common shares decreased to $2.79 per share at June 30, 2009 from the $3.84 reported at June 30 2008. The decline in net asset value was due to the above mentioned net decrease in stockholders’ equity resulting from a net operations loss of $2.0 million or $1.05 loss per share for the fiscal year ending June 30, 2009.

In August 2009 the Company received the outstanding balance of $100,000 from portfolio company Virginia Debt Acquisition, LLC. The Company had previously written off $413,000 on this portfolio company.

FY 2009 accomplishments include:

•

In November 2007, we applied to the SBA to refinance our existing debentures with a new 10-year commitment. The SBA approved a new commitment in April 2008 which refinances and extends the maturity of the existing $16.1 million in debt to 2018. This financing closed on September 1, 2008.

•

Engaged consultants to assist in the re-launching of the Company including (1) rebranding- we anticipate a name change to “Atlantic Coast Capital”, (2) refocusing investment strategy to mezzanine investments, (3) renewing relationships and rebuilding others to enhance future deal flow, and (4) exploring sources of new capital and capital raise preparation.

•	Substantial improvements to risk management processes have been implemented.

•	Enhanced reporting and communications to Shareholders by implementing quarterly reporting (prior financial reporting semiannually).

The Company received a going concern opinion at June 30, 2009. Pursuant to the guidelines established by the Small Business Administration (“SBA”), which guarantees $16.1 million of the Company’s outstanding debentures, the Company has a maximum allowable capital impairment percentage of 70%. As of June 30, 2009, the Company’s calculated capital impairment percentage is approximately 81%. By exceeding the maximum allowable capital impairment percentage, as established by the Company’s regulator, the Company is in default of its debentures which, among other things, may cause the balances to become due on demand. If the Company is unable to cure its condition of capital impairment, the SBA has the right to impose remedies for noncompliance which ultimately could require the SBA to liquidate the fund. The Company is currently working with the SBA and evaluating options to raise additional capital to cure this default. All of such options would involve substantial dilution to existing shareholders. Our earlier efforts to start this capital raise when the debentures were refinanced in September 2008 were put on hold by the economic crisis. The Company cannot offer assurance that it will be successful in addressing our funding issues. The Company recently received a notice from SBA stating its plan to cure capital impairment by December 31, 2009 was accepted.

Included among the options being explored by the Company involves the creation of Atlantic Coast Capital Corporation, a new company created to perhaps become the sole owner of the Company. For regulatory reasons, Atlantic Coast Capital could become what is known as a business development company, an entity type that would become registered as a filer under the Securities and Exchange Act of 1934, as amended. Any such recapitalization would need the approval of the Company’s shareholders, who would in effect become shareholders of Atlantic Coast Capital in what is known as a share exchange transaction. In such a transaction, each share held by a Company shareholder would be exchanged for a share of Atlantic Coast Capital, thus resulting in the current Company shareholders becoming indirect owners of the Company through their ownership of Atlantic Coast Capital common stock. This type of transaction would require SBA approval. The Company, Atlantic Coast Capital, and the only current shareholder Lin Earley who acquired one share of Atlantic Coast Capital stock for $0.30 have filed an application for an order from the SEC that would need to be obtained before closing of any such statutory share exchange transaction. This type of transaction is but one of several currently being reviewed by the Company. The Company cannot offer any assurance that this type of transaction will ever close, nor can it offer assurance that the Company will be able to cure its SBA Capital Impairment Percentage under this or any other type of transaction. If the Company cannot cure this SBA default, the SBA could well take over Company operations through a receivership or other means. If this were to occur, the Company’s common shares could end up having little or no value.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $18.2 million of loans and investments in 14 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations, ability to cure the SBA Capital Impairment default, ability to close on transactions designed to enhance shareholder value, etc.—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Twelve Months Ended June 30,
	2009	2008
Statement of Operations data:

Total operating income	$1,827	$2,096
Interest expense	1,046	1,328
Other operating expenses	1,249	1,078

Net operating loss	(468)	(310)

Realized loss on investments	(959)	(1,894)

Change in unrealized appreciation (depreciation) on investments	(577)	61

Net decrease in stockholders’ equity resulting from operations	$(2,004)	$(2,143)

Per share data (basic):
Net operating loss	$(0.24)	$(0.16)
Net decrease in stockholders’ equity resulting from operations	(1.05)	(1.12)

Selected Balance Sheet data:	At June 30, 2009	At June 30, 2008

Cash and cash equivalents	$274	$1,013
Invested idle funds	2,658	1,613
Loans and investments, at fair value
Loans	139	—
Debt securities	4,586	6,496
Equity securities	10,821	11,041
Options and warrants	1,744	2,053
Notes receivable and other	871	1,279

Total loans and investments	18,161	20,869

Debentures payable	16,100	16,100
Stockholders’ equity	5,343	7,346

Net asset value per common share	$2.79	$3.84